Exhibit 99.1

October 30, 2025

IDACORP, Inc. Announces Third Quarter 2025 Results, Increases Earnings Guidance Range

BOISE, Idaho--IDACORP, Inc. (NYSE: IDA) reported third quarter 2025 net income attributable to IDACORP of $124.4 million, or $2.26 per diluted share, compared with $113.6 million, or $2.12 per diluted share, in the third quarter of 2024.

“Continued customer growth and rate changes were the largest drivers of our third quarter results,” said IDACORP President and Chief Executive Officer Lisa Grow. "Financing costs and depreciation expense resulting from Idaho Power’s infrastructure investments to safely, reliably, and affordably serve existing customers and meet the demand of our rapidly growing customer needs offset some of those benefits."

“We’ve reached a constructive settlement of our Idaho general rate case, which is now pending approval of the Idaho Public Utilities Commission,” Grow added.

IDACORP is increasing its previously reported full-year 2025 earnings guidance to the range of $5.80 to $5.90 per diluted share, with the expectation that Idaho Power will use between $50 million and $60 million of additional tax credits available under the Idaho regulatory mechanism in 2025. The earnings guidance also assumes normal weather conditions and power supply expenses for the remainder of 2025.

Summary of Financial Results

The following is a summary of net income attributable to IDACORP and IDACORP's earnings per diluted share for the three and nine months ended September 30, 2025 and 2024 (in thousands, except earnings per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net income attributable to IDACORP, Inc.	$124,437	$113,605	$279,865	$251,298
Weighted average outstanding shares – diluted	55,055	53,485	54,522	52,179
IDACORP, Inc. earnings per diluted share	$2.26	$2.12	$5.13	$4.82

The table below provides a reconciliation of net income attributable to IDACORP for the three and nine months ended September 30, 2025, from the same periods in 2024 (items are in millions and are before related income tax impact unless otherwise noted):

	Three months ended		Nine months ended
Net income attributable to IDACORP, Inc. - September 30, 2024		$113.6		$251.3
Increase (decrease) in Idaho Power net income:
Retail revenues per megawatt-hour (MWh), net of power cost adjustment mechanisms	17.6		37.2
Customer growth, net of associated power supply costs and power cost adjustment mechanisms	7.8		19.6
Usage per retail customer, net of associated power supply costs and power cost adjustment and fixed cost adjustment (FCA) mechanisms	(5.7)		(0.8)
Other operations and maintenance (O&M) expenses	(4.2)		(22.5)
Depreciation and amortization expense	(8.1)		(20.3)
Other changes in operating revenues and expenses, net	4.3		1.1
Increase in Idaho Power operating income	11.7		14.3
Non-operating expense, net	(9.8)		(19.0)
Additional accumulated deferred investment tax credits (ADITC) amortization	—		16.5
Income tax expense, excluding additional ADITC amortization	9.1		15.5
Total increase in Idaho Power net income		11.0		27.3
Other IDACORP changes (net of tax)		(0.2)		1.3
Net income attributable to IDACORP, Inc. - September 30, 2025		$124.4		$279.9

Net Income - Third Quarter 2025

IDACORP's net income increased $10.8 million for the third quarter of 2025 compared with the third quarter of 2024, due primarily to higher net income at Idaho Power.

A net increase in retail revenues per MWh, net of power cost adjustment mechanisms, increased operating income by $17.6 million in the third quarter of 2025 compared with the third quarter of 2024. This benefit was due primarily to an overall increase in Idaho base rates, effective January 1, 2025, from the outcome of the limited-issue rate case Idaho Power filed with the Idaho Public Utilities Commission (IPUC) finalized by order of the IPUC in December 2024 (2024 Idaho Limited-Issue Rate Case).

Customer growth increased operating income by $7.8 million in the third quarter of 2025 compared with the third quarter of 2024, as the number of Idaho Power customers grew by approximately 15,000, or 2.3 percent, during the twelve months ended September 30, 2025. Usage per retail customer, net of associated power supply costs and power cost adjustment and FCA mechanisms, decreased operating income by $5.7 million in the third quarter of 2025 compared with the third quarter of 2024. Irrigation usage per customer decreased most significantly, as higher precipitation in the third quarter of 2025 compared with the third quarter of 2024 led irrigation customers to use less energy for operating irrigation pumps.

Other O&M expenses in the third quarter of 2025 were $4.2 million higher than the third quarter of 2024. This increase was primarily driven by inflationary pressures on labor-related costs, professional services, and an increase in wildfire mitigation program and related insurance expenses.

Depreciation and amortization expense increased $8.1 million in the third quarter of 2025 compared with the third quarter of 2024, due primarily to an increase in plant-in-service. Additionally, the start of operations at a leased battery storage facility in the second quarter of 2025 contributed modestly to the increase through the amortization of a related right-of-use asset.

Other changes in operating revenues and expenses, net, increased operating income by $4.3 million in the third quarter of 2025 compared with the third quarter of 2024, due primarily to a decrease in net power supply expenses that were not deferred for future recovery in rates through Idaho Power's power cost adjustment mechanisms.

Non-operating expense, net, increased $9.8 million in the third quarter of 2025 compared with the third quarter of 2024. Higher long-term debt balances and an increase in transmission customer deposits, on which Idaho Power must pay interest to the customer, led to an increase in interest expense. Interest on a new finance lease also contributed to the increase compared with the third quarter of 2024. This increase was partially offset by an increase in Allowance for Funds Used During Construction (AFUDC) in the third quarter of 2025 compared with the third quarter of 2024, as the average construction work in progress balance was higher.

The decrease in income tax expense for the third quarter of 2025, compared with the third quarter of 2024, was primarily due to income tax return adjustments for state taxes and plant-related flow-through items.

Net Income - Year-To-Date 2025

IDACORP's net income increased $28.6 million for the first nine months of 2025 compared with the first nine months of 2024, due primarily to higher net income at Idaho Power.

The net increase in retail revenues per MWh, net of power cost adjustment mechanisms, increased operating income by $37.2 million in the first nine months of 2025 compared with the first nine months of 2024. This benefit was due primarily to an overall increase in Idaho base rates, effective January 1, 2025, from the outcome of the 2024 Idaho Limited-Issue Rate Case.

Customer growth increased operating income by $19.6 million in the first nine months of 2025 compared with the first nine months of 2024. Overall, usage per retail customer, net of associated power supply costs and power cost adjustment and FCA mechanisms, was relatively flat in the first nine months of 2025 compared with the first nine months of 2024.

Total other O&M expenses in the first nine months of 2025 were $22.5 million higher than the first nine months of 2024. This increase was primarily driven by inflationary pressures on labor-related costs, professional services, and an increase in wildfire mitigation program and related insurance expenses, as well as higher variable employee compensation based on the expected achievement level of performance-based metrics.

Depreciation and amortization expense increased $20.3 million for the first nine months of 2025 compared with the first nine months of 2024, due primarily to an increase in plant-in-service. Additionally, the start of operations at a leased battery storage facility in the second quarter of 2025 contributed modestly to the increase through the amortization of a related right-of-use asset.

Other changes in operating revenues and expenses, net, increased operating income by $1.1 million in the first nine months of 2025 compared with the first nine months of 2024, due primarily to a decrease in net power supply expenses that were not deferred for future recovery in rates through Idaho Power's power cost adjustment mechanisms, which increased operating income compared with the first nine months of 2024. This was partially offset by the timing of recording and adjusting of regulatory accruals and deferrals during the first nine months of 2024 that did not reoccur in 2025.

Non-operating expense, net, increased $19.0 million in the first nine months of 2025 compared with the first nine months of 2024. Higher long-term debt balances and an increase in transmission customer deposits, on which Idaho Power must pay interest to the customer, led to an increase in interest expense. Interest on a new finance lease also contributed to the increase compared with the first nine months of 2024. This increase was partially offset by an increase in AFUDC in the first nine months of 2025 compared with the first nine months of 2024, as the average construction work in progress balance was higher.

The decrease in income tax expense for the first nine months of 2025, compared with the first nine months of 2024, was primarily due to income tax return adjustments for state taxes and plant-related flow-through items as well as a $16.5 million increase in additional ADITC amortization. Based on Idaho Power's current expectations of full-year 2025 financial results, Idaho Power recorded $39.0 million of additional ADITC amortization under its Idaho regulatory settlement stipulation during the first nine months of 2025, compared with $22.5 million of additional ADITC amortization during the same period in 2024.

Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is increasing its earnings guidance estimate for 2025. The 2025 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	Current(1)	Previous(2)
IDACORP Earnings Guidance (per diluted share)	$ 5.80 – $ 5.90	$ 5.70 – $ 5.85
Idaho Power Additional ADITCs	$ 50 – $ 60	$ 60 – $ 77
Idaho Power O&M Expense	$ 470 – $ 480	$ 465 – $ 475
Idaho Power Capital Expenditures, Excluding AFUDC	No Change	$ 1,000 – $ 1,100
Idaho Power Hydropower Generation (MWh)	6.5 – 7.0	7.0 – 8.0

(1) As of October 30, 2025. Assumes normal weather conditions and power supply expenses for the remainder of 2025.
(2) As of July 31, 2025, the date of filing IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

More detailed financial and operational information is provided in IDACORP’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission, which is also available for review on IDACORP’s website at idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on IDACORP's website (idacorpinc.com), or by calling (855) 761-5600 for listen-only mode. The passcode for the call is 9290150. The conference call logistics are also posted on IDACORP's website. Slides will be included during the conference call. To access the slide deck, please visit idacorpinc.com/investor-relations. A replay of the conference call will be available on the company's website for 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing and other real estate tax credit investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile service area in Idaho and Oregon. With 17 low-cost hydropower projects at the core of its diverse energy mix, Idaho Power’s residential, business, and agricultural customers pay among the nation's lowest prices for electricity. Its 2,100 employees proudly serve more than 650,000 customers with a culture of safety first, integrity always, and respect for all. To learn more about IDACORP or Idaho Power, visit idacorpinc.com or idahopower.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. (IDACORP) and Idaho Power Company (Idaho Power) may contain) statements that relate to future events and expectations, such as statements regarding projected or future financial performance, power generation, cash flows, capital expenditures, regulatory filings, dividends, capital structure or ratios, load forecasts, strategic goals, challenges, objectives, and plans for future operations. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "intends," "potential," "plans," "predicts," "preliminary," "projects," "targets," "may," "may result," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance, involve estimates, assumptions, risks, and uncertainties, and may differ materially from actual results, performance, or outcomes. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in this press release, IDACORP's and Idaho Power's most recent Annual Report on Form 10-K, particularly Part I, Item 1A - "Risk Factors" and Part II, Item 7 - "Management’s Discussion and Analysis of Financial Condition and Results of Operations" of that report, subsequent reports filed by IDACORP and Idaho Power with the U.S. Securities and Exchange Commission (SEC), and the following important factors: (a) decisions or actions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power's ability to recover costs and earn a return on investment; (b) changes to or the elimination of Idaho Power's regulatory cost recovery mechanisms; (c) expenses and risks associated with capital expenditures and contractual obligations for, and the permitting and construction of, utility infrastructure projects that Idaho Power may be unable to complete, are delayed, have cost increases due to tariffs or other factors, or that may not be deemed prudent by regulators for cost recovery or return on investment; (d) expenses and risks associated with supplier and contractor delays and failure to satisfy project quality and performance standards on utility infrastructure projects, including as a result of tariffs and permitting requirements and limitations, and the potential impacts of those delays and failures on Idaho Power's ability to serve customers and generate revenues; (e) the rapid addition of new industrial and commercial customer load and the volatility and timing of such new load demand, resulting in increased risks and costs of power demand potentially exceeding available supply; (f) the potential financial impacts of industrial customers not meeting forecasted power usage ramp rates or volumes; (g) impacts of economic conditions, including an inflationary or recessionary environment and interest rates, on items such as operations and capital investments, supply costs and delivery delays, supply scarcity and shortages, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers and their ability to meet financial and operational commitments and on the timing and extent of counterparties’ power usage, and collection of receivables; (h) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, and the associated impacts on loads and load growth; (i) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the cost and ability to attract and retain skilled workers and third-party contractors and suppliers, the cost of living and the related impact on recruiting employees, and the ability to adjust to fluctuations in labor costs; (j) changes in, failure to comply with, and costs of compliance with laws, regulations, policies, orders, and licenses, which may result in penalties and fines, increase compliance and operational costs, and impact recovery associated with increased costs through rates; (k) abnormal or severe weather conditions, wildfires, droughts, earthquakes, and other natural phenomena and natural disasters, which affect customer sales, hydropower generation, repair costs, service interruptions, public safety power shutoffs and de-energization, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (l) advancement and adoption of self-generation, energy storage, energy efficiency, alternative energy sources, and other technologies that may reduce Idaho Power's sale or delivery of electric power or introduce operational vulnerabilities to the power grid; (m) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydropower facilities and power supply costs; (n) ability to acquire equipment, materials, fuel, power, and transmission capacity on reasonable terms and prices, particularly in the event of unanticipated or abnormally high resource demands, price volatility (including as a result of new or increased tariffs), lack of physical availability, transportation constraints, outages due to maintenance or repairs to generation or transmission facilities, disruptions in the supply chain, or reduced credit quality or lack of counterparty and supplier credit; (o) inability to timely obtain and the cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydropower facilities; (p) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission systems, which can result in liability for Idaho Power, increased power supply costs and repair expenses, and reduced revenues; (q) accidents, electrical contacts, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, infrastructure failures, general system damage or dysfunction, and other unplanned events that may occur while operating and maintaining assets, which can cause unplanned outages; reduce generating output; damage company assets, operations, or reputation; subject Idaho Power to third-party claims for property damage, personal injury, or loss of life; or result in the imposition of fines and penalties; (r) acts or threats of terrorism, acts of war, social unrest, cyber or physical security attacks, and other malicious acts of individuals or groups seeking to disrupt Idaho Power's operations or the electric power grid or compromise data, or the disruption or damage to the companies’ business, operations, or reputation resulting from such events; (s) Idaho Power's concentration in one region, and the resulting exposure to regional economic conditions and regional legislation and regulation; (t) unaligned goals and positions with co-owners of Idaho Power’s existing and planned generation and transmission assets that may adversely impact Idaho Power’s ability to construct and operate those facilities in a manner most suitable to Idaho Power; (u) changes in tax laws or related regulations or interpretations of applicable laws or regulations by federal, state, or local taxing jurisdictions, and the availability of expected tax credits or other tax benefits; (v) ability to obtain debt and equity financing or refinance existing debt when necessary and on satisfactory terms, which can be affected by factors such as credit ratings, reputational harm, volatility or disruptions in the financial markets, interest rates, decisions by the Idaho, Oregon, or Wyoming public utility commissions, and the companies' past or projected financial performance; (w) ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk for fuel, power, and transmission, and the failure of any such risk management and hedging strategies to work as intended, and the potential losses and cash flow impacts the companies may incur on those hedges; (x) changes in actuarial assumptions, changes in interest rates, increasing health care costs, and the actual and projected return on plan assets for pension and other postretirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the companies' cash flows; (y) remediation costs associated with planned cessation of coal-fired operations at Idaho Power's co-owned coal plants and conversion of the plants to natural gas; (z) ability to continue to pay dividends and achieve target dividend payout ratios based on financial performance and capital requirements, and in light of credit rating considerations, contractual covenants and restrictions, cash flows, and regulatory limitations; and (aa) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new SEC or New York Stock Exchange requirements or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for the companies to predict all such factors, nor can they assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

John R. Wonderlich	Jordan Rodriguez
Investor Relations Manager	Corporate Communications
Phone: (208) 388-5413	Phone: (208) 388-2460
JWonderlich@idahopower.com	JRodriguez@idahopower.com

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